File No. 70-9801
(Leaseback)

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 3

To

FORM U-1

APPLICATION / DECLARATION
UNDER
THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Allegheny Energy, Inc.
10435 Downsville Pike
Hagerstown, MD 21740

Allegheny Energy Supply Company, LLC
10435 Downsville Pike
Hagerstown, MD 21740

Allegheny Energy, Inc.
10435 Downsville Pike
Hagerstown, MD 21740

The Commission is requested to send copies of all notices, orders and communications in connection with this Application / Declaration to:

Thomas K. Henderson, Esq. Vice President and General Counsel Allegheny Energy, Inc. 10435 Downsville Pike Hagerstown, MD 21740	Terence A. Burke, Esq. Deputy General Counsel Allegheny Energy Service Corporation 10435 Downsville Pike Hagerstown, MD 21740
Anthony Wilson, Esq. Senior Counsel Allegheny Energy Service Corporation 10435 Downsville Pike Hagerstown, MD 21740	Joseph Frumkin, Esq. Partner Sullivan & Cromwell 125 Broad Street New York, NY 10004-2498

Applicants hereby amend the application as follows.

The text at page 3 which reads:

(1) creation of a wholly-owned subsidiary of AE Supply to serve as a special-purpose financing vehicle ("Leaseback SPV"), and the transfer to the Leaseback SPV of all of AE Supply's right, title and interest in and to the Hatfield's Ferry Power Station generation facility located in Masontown, Pennsylvania ("Facility"), together with certain related contracts, assets and liabilities ("Internal Asset Transfer Transaction");

(2) the (i) entry by the Leaseback SPV into a leaseback transaction described herein ("Leaseback"), (ii) guarantee by AE Supply of the Leaseback SPV's lease payment and performance obligations ("Guaranty"), and (iii) pledge by the Leaseback SPV of its undivided interest in the Facility to secure its lease payment and performance obligations ("Pledge" and, together with the Leaseback and the Guaranty, the "Leaseback Transaction");

is hereby amended to read as follows:

(1) creation of a wholly-owned subsidiary of AE Supply to serve as a special-purpose financing vehicle ("Leaseback SPV") ~~[, and the transfer to the Leaseback SPV of]~~ to which AE Supply will transfer all of AE Supply's right, title and interest in and to the Hatfield's Ferry Power Station generation facility located in Masontown, Pennsylvania ("Facility"), together with certain related contracts, assets and liabilities ("Internal Asset Transfer Transaction");

(2) the (i) entry by the Leaseback SPV and AE Supply into a leaseback transaction described herein ("Leaseback"), (ii) guarantee by AE Supply of the Leaseback SPV's lease payment and performance obligations ("Guaranty"), and (iii) pledge by the Leaseback SPV or AE Supply, as the case may be, of its undivided interest in the Facility to secure its lease payment and performance obligations ("Pledge" and, together with the Leaseback and the Guaranty, the "Leaseback Transaction");

The text at page 7 (Item 1.E.3.) which reads:

Upon transfer of the Facility to the Leaseback SPV, Applicants request authorization, to the extent such authorization is required, to permit: (i) the Leaseback SPV to enter into the Leaseback Transaction and enter into all agreements incident thereto, (ii) AE Supply to enter into the Guaranty, and (iii) the Leaseback SPV to enter into the Pledge. . .

. . .The Leaseback SPV would at all times during the Leaseback Transaction retain possession of and all meaningful operating rights with respect to the Facility. . .

is hereby amended to read as follows:

~~[Upon transfer of the Facility to the Leaseback SPV,]~~ Applicants request authorization, to the extent such authorization is required, to permit: (i) the Leaseback SPV and AE Supply to enter into the Leaseback Transaction and enter into all agreements incident thereto, (ii) AE Supply to enter into the Guaranty, and (iii) the Leaseback SPV or AE Supply, as the case may be, to enter into the Pledge. . .

. . .The Leaseback SPV or AE Supply, as the case may be, would at all times during the Leaseback Transaction retain possession of and all meaningful operating rights with respect to the Facility. . .

The text at page 7 (Item 3.A) which reads:

Applicants first propose that AE Supply transfer to the Leaseback SPV. . .

is hereby amended to read as follows:

Applicants ~~[first]~~ propose that AE Supply transfer to the Leaseback SPV. . .

SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

Allegheny Energy, Inc.
Allegheny Energy Supply Company, LLC

/s/ THOMAS K. HENDERSON
By: __________________________
Thomas K. Henderson

Dated: November 6, 2001